Exhibit 4.59

SUPPLEMENTAL LETTER

To:	SEANERGY MARITIME HOLDINGS CORP.
as Borrower
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands

From:	JELCO DELTA HOLDING CORP.
as Lender
Jardine House, 4th Floor,
33-35 Reid Street
P.O. Box HM 1431
Hamilton HM FX, Bermuda
29 May 2019

Dear Sirs,

Facility Agreement originally entered into on 4 October 2016, as amended by amendment no.1 on 17 November 2016, as amended and restated on 28 November 2016, supplemented on 13 June 2018 and as further amended and restated on 13 February 2019, and made between (i) Seanergy Maritime Holdings Corp., as borrower (the "Borrower") and (ii) Jelco Delta Holding Corp., as lender (the "Lender") in respect of a loan facility of up to US$12,800,000 (the “Facility Agreement”)

We refer to the Facility Agreement. Defined expressions in the Facility Agreement shall have the same meanings when used in this Supplemental Letter and for the purposes of this Supplemental Letter.

In exchange for, among other things, the full and final settlement of unpaid interest in the amount of $159,196.75 accrued under the Facility Agreement until 31 March 2019 and the neutralization of the  interest Rate for the period from 1 April 2019 until 31 December 2019, the Lender and the Borrower have entered into a Securities and Purchase Agreement dated 9 May 2019 with respect to 1,823,529 units of the Borrower, each unit consisting of (i) one common share par value $0.0001 per share, (ii) one Class B Warrant, and (iii) one Class C Warrant, for $3.40 per unit.

This Supplemental Letter sets out the terms and conditions on which the Lender agrees, at the request of the Borrower, to amend certain provisions of the Facility Agreement as described in Clause 1.1 below.

1.1	We hereby confirm our approval, consent and acceptance of the following with effect as of 1 April 2019:

a)	To delete the definition of “Applicable Margin” in Clause 1.2 (Definitions) of the Facility Agreement in its entirety and replacing it with the following:

“"Applicable Margin" means:

(a)	during the period commencing on 1 April 2019 and ending on 31 December 2019 (inclusive), 0 per cent. per annum; and

(b)	during the period commencing on 1 January 2020 and ending on the Final Repayment Date, 8.5 per cent. per annum;”;

b)	To delete Clause 3.4 (Interest Rate) of the Facility Agreement in its entirety and replacing it with the following:

“3.4 Interest Rate

(a)	During the period commencing on 1 April 2019 and ending on 31 December 2019 (inclusive), interest shall accrue on the Loan at a rate equal to the Applicable Margin; and

(b)
During each Interest Period thereafter, interest shall accrue on the Loan at a rate equal to the sum of (a) the Applicable Margin and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two (2) Banking Days prior to the first day of each Interest Period (“LIBOR”).”; and

c)
To construe throughout all references in the Facility Agreement to “this Agreement” and all references in the Finance Documents (other than the Facility Agreement) to the “Loan Agreement” as references to the Facility Agreement as amended and supplemented by this Supplemental Letter.

2	Governing law and Jurisdiction

Clause 16 (Governing Law and Jurisdiction) of the Facility Agreement, as amended and supplemented by this Supplemental Letter, shall apply to this Supplemental Letter as if it were expressly incorporated in it.

3	Process Agent

The Borrower, hereby, irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Edward Album, Tel +44 (0) 20 8455 7653, Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English Courts which are connected with this Supplemental Letter.

Please confirm your agreement by signing the acknowledgement below.

Yours faithfully

/s/ Alastair Macdonald

Alastair Macdonald

29 May 2019

for and on behalf of
Jelco Delta Holding Corp.
as Lender

We hereby acknowledge receipt of the above Supplemental Letter and confirm our agreement to the terms hereof.

/s/ Stavros Gyftakis

Stavros Gyftakis

29 May 2019
for and on behalf of
Seanergy Maritime Holdings Corp.
as Borrower